Exhibit 99.1

National American University Holdings, Inc. Announces Approval of Stock Repurchase Plan

Rapid City, South Dakota, August 6, 2015 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that its Board of Directors has authorized a stock repurchase plan of up to $1.25 million of common stock in both open market and privately negotiated transactions. The plan is authorized for a period of one year from the date of August 10, 2015. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements, and other prevailing market conditions. The plan may be limited or terminated without prior notice.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “The establishment of this stock repurchase plan demonstrates our confidence in the Company’s business and our ability to successfully execute on our strategic growth initiatives. We believe that the Company is in a strong financial position, and we remain focused on maintaining a strong balance sheet while supporting our commitment to delivering increased shareholder value.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn	Adam Prior
415-568-2255	212-836-9606
csohn@equityny.com	aprior@equityny.com